Filed pursuant to Rule 433
Dated January 17, 2017

Relating to
Pricing Supplement No. 1,278 dated January 17, 2017 to
 Registration Statement No. 333-200365

Global Medium-Term Notes, Series I

Floating Rate Senior Notes Due 2022
Fixed Rate Senior Notes Due 2027
Fixed Rate Senior Notes Due 2047

Floating Rate Senior Notes Due 2022
Issuer:	Morgan Stanley
Principal Amount:	$1,750,000,000
Maturity Date:	January 20, 2022
Trade Date:	January 17, 2017
Original Issue Date (Settlement):	January 20, 2017 (T+3)
Interest Accrual Date:	January 20, 2017
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	$1,743,875,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.18%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 20, April 20, July 20 and October 20, commencing April 20, 2017
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, in whole but not in part, on January 20, 2021, on at least 15 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Initial Interest Rate:	Base Rate plus 1.18% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	April 20, 2017
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B EE2
ISIN:	US61746BEE20
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2027
Issuer:	Morgan Stanley
Principal Amount:	$3,000,000,000
Maturity Date:	January 20, 2027
Trade Date:	January 17, 2017
Original Issue Date (Settlement):	January 20, 2017 (T+3)
Interest Accrual Date:	January 20, 2017
Issue Price (Price to Public):	98.999%
Agents’ Commission:	0.450%
All-in Price:	98.549%
Net Proceeds to Issuer:	$2,956,470,000
Interest Rate:	3.625% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 20 and July 20, commencing July 20, 2017
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes, on or after July 20, 2017, in whole at any time or in part from time to time (treasury spread: plus 25 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B EF9
ISIN:	US61746BEF94
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2047
Issuer:	Morgan Stanley
Principal Amount:	$2,250,000,000
Maturity Date:	January 22, 2047
Trade Date:	January 17, 2017
Original Issue Date (Settlement):	January 20, 2017 (T+3)
Interest Accrual Date:	January 20, 2017
Issue Price (Price to Public):	99.322%
Agents’ Commission:	0.875%
All-in Price:	98.447%
Net Proceeds to Issuer:	$2,215,057,500
Interest Rate:	4.375% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 22 and July 22, commencing July 22, 2017
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes, on or after July 22, 2017, in whole at any time or in part from time to time (treasury spread: plus 25 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B EG7
ISIN:	US61746BEG77
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 11, 2017
Prospectus Dated February 16, 2016